As filed with the Securities and Exchange Commission on June 1, 2007

Registration No. 333-142171

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

MASIMO CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	3845	33-0368882
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

40 Parker

Irvine, California 92618

(949) 297-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joe E. Kiani

Chief Executive Officer

40 Parker

Irvine, California 92618

(949) 297-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John F. Della Grotta Michael G. McKinnon Paul, Hastings, Janofsky & Walker LLP 695 Town Center Drive, Suite 1700 Costa Mesa, CA 92626	Patrick T. Seaver Charles K. Ruck Latham & Watkins LLP 650 Town Centre Drive, 20th Floor Costa Mesa, CA 92626

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effectiveness of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-142171), as amended by Amendment No. 1 (the “Form S-1”), of Masimo Corporation is being filed solely for the purpose of (a) amending “Part II—Item 15. Recent Sales of Unregistered Securities,” “Part II—Item 16. Exhibits and Financial Statement Schedules” and “Part II—Exhibit List” and (b) filing herewith Exhibit 4.1, Exhibit 10.11, Exhibit 10.15, Exhibit 10.22, Exhibit 10.23, Exhibit 10.24, Exhibit 10.25 and Exhibit 10.34, the omitted portions of which have been filed separately with the Securities and Exchange Commission in connection with the request for confidential treatment of such omitted portions. Other than as set forth above, the remainder of the Form S-1 is unchanged. The Prospectus portion of the Form S-1 is not reproduced in this Amendment No. 2. This Amendment No. 2 speaks as of the filing date of Amendment No. 1 to the Form S-1 and does not reflect events occurring after the filing date of Amendment No. 1 to the Form S-1, or modify or update the disclosures therein in any way other than as required to reflect the amendment set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the NASDAQ listing fee.

Description	Amount to be paid
SEC registration fee		$4,605
NASD filing fee		15,500
NASDAQ Stock Market Listing Application fee		100,000
Blue sky qualification fees and expenses		5,000
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$

*	To be filed by amendment.

Item 14.	Indemnification of Directors and Officers

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, or DGCL, provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification of directors and officers of the Registrant to the fullest extent permitted under the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for improper payment of dividends or redemptions of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to the Registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

As permitted by Delaware law, the Registrant has entered into indemnity agreements with each of its directors and executive officers that require the Registrant to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving a director, officer or key employee of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director of the Registrant.

The Registrant has an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Prior to the completion of this offering, the Registrant will enter into an underwriting agreement which provides that the underwriters are obligated, under some circumstances, to indemnify the Registrant’s directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number
Purchase Agreement	1.1	*
Amended and Restated Certificate of Incorporation to be effective upon the closing of the offering	3.2	**
Amended and Restated Bylaws to be effective upon the closing of the offering	3.4	**
Fifth Amended and Restated Registration Rights Agreement	4.2	**

*	To be filed by amendment.
**	Previously filed.

Item 15.	Recent Sales of Unregistered Securities

From January 1, 2004 through April 30, 2007, the Registrant granted stock options to purchase an aggregate of 2,360,530 shares of the Registrant’s common stock (net of expirations and cancellations) to its employees, directors and consultants under its Third Amended and Restated 1996 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan, or 1996 Plan, and 2004 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan, or 2004 Plan. These options have exercise prices ranging from $8.25 to $42.65 per share, with a weighted average exercise price of $18.88 per share. Of these, options to purchase an aggregate of 548,350 shares of common stock have been exercised through April 30, 2007 for aggregate consideration of approximately $5.5 million, at exercise prices ranging from $8.25 to $14.00 per share. The offers, sales and issuances of these securities were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701, and Regulation D promulgated under the Securities Act as transactions by an issuer not involving a public offering. The recipients of such securities were the Registrant’s employees, directors or bona fide consultants and received the securities under the 1996 Plan or 2004 Plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about the Registrant.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

1.1*	Form of Purchase Agreement

2.1**	Asset Purchase Agreement, dated December 21, 2005, between the Registrant, Masimo Canada ULC and Andromed Inc.

3.1**	Amended and Restated Certificate of Incorporation, as currently in effect

3.2**	Form of Amended and Restated Certificate of Incorporation to be effective upon the closing of the offering

3.3**	Bylaws, as currently in effect

3.4**	Amended and Restated Bylaws to be effective upon the closing of the offering

4.1	Form of Common Stock Certificate

4.2**	Fifth Amended and Restated Registration Rights Agreement made and entered into as of September 14, 1999 between the Registrant and certain of its stockholders

4.3*	Form of Rights Agreement between the Registrant and Computershare Trust Company, N.A., as Rights Agent

4.4*	Form of Certificate of Designation of Series A Junior Participating Preferred Stock

5.1*	Opinion of Paul, Hastings, Janofsky & Walker LLP

10.1**#†	Form of Indemnity Agreement to be entered into between the Registrant and its officers and directors

10.2**#	Employment Agreement, dated April 13, 2007, between Joe E. Kiani and the Registrant

10.3**#	Indefinite Term Employment Contract, dated December 31, 2005, between Olivier Berthon and Masimo Europe, Ltd.

10.4**#	Offer Letter, dated March 31, 1995, between Ammar Al-Ali and the Registrant

10.5**#	Offer Letter, dated February 9, 1996, between Bradley R. Langdale and the Registrant

10.6**#	Offer Letter, dated May 29, 2002, between Chris Kilpatrick and the Registrant

10.7**#	Offer Letter, dated February 15, 1996, between Yongsam Lee and the Registrant

10.8**#	Offer Letter, dated March 30, 2007, between Anand Sampath and the Registrant

10.9**#	Offer Letter, dated June 9, 2006, between Mark P. de Raad and the Registrant

10.10**+	Manufacturing and Purchase Agreement, dated August 19, 2005

10.11+	Shelter Labor Services Agreement, dated December 27, 2000, between Industrial Vallera de Mexicali, S.A. de C.V. and the Registrant

10.12**+	Lease Agreement, effective as of February 1, 2001, between Industrias Asociadas Maquiladoras, S.A. de C.V., Industrial Vallera de Mexicali, S.A. de C.V., and the Registrant, as guarantor, as amended

10.13**+	Lease Agreement, dated April 14, 2003, between Industrias Asociadas Maquiladoras, S.A. de C.V., Industrial Vallera de Mexicali, S.A. de C.V. and the Registrant, as amended

10.14**+	Lease Agreement, dated December 26, 2006, between Industrias Asociadas Maquiladoras, S.A. de C.V., Industrial Vallera de Mexicali, S.A. de C.V. and the Registrant

10.15+	Purchase Agreement, dated July 26, 2001, between Jabil Circuit, Inc. and the Registrant

10.16**	Contribution and Assignment Agreement, dated January 1, 2005, between Masimo Americas, Inc. and the Registrant

10.17**	Sales and Distribution Agreement, dated January 1, 2005, between Masimo Americas, Inc. and the Registrant

10.18**	Occupancy Agreement, dated January 1, 2005, between Masimo Americas, Inc. and the Registrant

10.19**	Management Services Agreement, dated January 1, 2005, between Masimo Americas, Inc. and the Registrant

10.20**+	Sublease Agreement, dated January 31, 2004, between Multilayer Technology, Inc. and the Registrant

10.21**+	Standard Industrial/Commercial Multi-Tenant Lease-Net, dated February 8, 2006, between The Northwestern Mutual Life Insurance Company and the Registrant

10.22+	Pulse Oximetry & Related Products Capital Equipment Supplier Agreement, dated December 16, 2005, between Novation, LLC and the Registrant, as amended

10.23+	Group Purchasing Agreement—Capital Equipment, effective as of March 1, 2006, between Premier Purchasing Partners, L.P. and the Registrant, as amended

10.24+	Supply Agreement, dated February 22, 2002, between Wintek Electro-Optics Corporation and the Registrant

10.25+	Form of Equipment Purchase and Assignment of Proceeds, between the Registrant and Med One Capital Funding LLC

10.26**	Intercompany Agreement, dated January 1, 2006, by and between the Registrant and SPO2.com

10.27**	Intercompany Agreement, dated January 1, 2006, by and between the Registrant and Masimo Japan Corporation

10.28**	Intercompany Agreement, dated January 1, 2006, by and between the Registrant and Masimo Canada ULC

10.29**	Intercompany Agreement, dated January 1, 2006, by and between the Registrant and Masimo Europe Limited

10.30**	Settlement Agreement and Release of Claims, dated January 17, 2006, between Masimo Laboratories, Inc., Nellcor Puritan Bennett, Inc., Mallinckrodt, Inc., Tyco Healthcare Group LP, Tyco International Ltd., Tyco International (US) Inc. and the Registrant

10.31**#	Third Amended and Restated 1996 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan of the Registrant, as amended, and forms of agreements related thereto

10.32**#	2004 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan of the Registrant, as amended, and forms of agreements related thereto

10.33**#†	2007 Stock Incentive Plan of the Registrant, and forms of agreements related thereto

10.34+†	Amended and Restated Cross-Licensing Agreement, effective January 1, 2007, between Masimo Laboratories, Inc. and the Registrant

10.35**†	Services Agreement, effective January 1, 2007, between Masimo Laboratories, Inc. and the Registrant

10.36**	ADSP-2136X Sharc ROM Agreement, dated July 19, 2004, between Analog Devices Inc. and the Registrant

10.37*#	Bonus Award Plan

10.38**#	Form of Promissory Note entered into between the Registrant and certain of its officers and directors

10.39**#	Form of Stock Pledge Agreement entered into between the Registrant and certain of its officers and directors

16.1**	Letter from PricewaterhouseCoopers LLP

21.1**	List of Registrant’s subsidiaries

23.1**	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Paul, Hastings, Janofsky & Walker LLP (included in their opinion filed as Exhibit 5.1)

23.3**	Consent of Frost & Sullivan

24.1**	Power of Attorney (see page II-7 to the Registration Statement on Form S-1 (File No. 333-142171) filed with the SEC on April 17, 2007)

*	To be filed by amendment.
**	Previously filed.
#	Indicates management contract or compensatory plan.
+	Confidential treatment has been requested with respect to certain provisions of this agreement. Omitted portions have been filed separately with the SEC.
†	Subject to the approval of the Registrant’s stockholders.

(b) Financial Statement Schedules

Financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 1st day of June, 2007.

MASIMO CORPORATION

By:	/S/ JOE E. KIANI
Joe E. Kiani Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE(S)	DATE

/s/ JOE E. KIANI Joe E. Kiani	Chairman of the Board & Chief Executive Officer (Principal Executive Officer)	June 1, 2007

/s/ MARK P. de RAAD Mark P. de Raad	Executive Vice President & Chief Financial Officer (Principal Financial and Accounting Officer)	June 1, 2007

* Steven Barker, M.D., Ph.D.	Director	June 1, 2007

* Edward L. Cahill	Director	June 1, 2007

* Robert Coleman, Ph.D.	Director	June 1, 2007

* Sanford Fitch	Director	June 1, 2007

* Jack Lasersohn	Director	June 1, 2007

*By:	/s/ MARK P. de RAAD
Mark P. de Raad Attorney-in-fact

EXHIBIT LIST

1.1*	Form of Purchase Agreement

2.1**	Asset Purchase Agreement, dated December 21, 2005, between the Registrant, Masimo Canada ULC and Andromed Inc.

3.1**	Amended and Restated Certificate of Incorporation, as currently in effect

3.2**	Form of Amended and Restated Certificate of Incorporation to be effective upon the closing of the offering

3.3**	Bylaws, as currently in effect

3.4**	Amended and Restated Bylaws to be effective upon the closing of the offering

4.1	Form of Common Stock Certificate

4.2**	Fifth Amended and Restated Registration Rights Agreement made and entered into as of September 14, 1999 between the Registrant and certain of its stockholders

4.3*	Form of Rights Agreement between the Registrant and Computershare Trust Company, N.A., as Rights Agent

4.4*	Form of Certificate of Designation of Series A Junior Participating Preferred Stock

5.1*	Opinion of Paul, Hastings, Janofsky & Walker LLP

10.1**#†	Form of Indemnity Agreement to be entered into between the Registrant and its officers and directors

10.2**#	Employment Agreement, dated April 13, 2007, between Joe E. Kiani and the Registrant

10.3**#	Indefinite Term Employment Contract, dated December 31, 2005, between Olivier Berthon and Masimo Europe, Ltd.

10.4**#	Offer Letter, dated March 31, 1995, between Ammar Al-Ali and the Registrant

10.5**#	Offer Letter, dated February 9, 1996, between Bradley R. Langdale and the Registrant

10.6**#	Offer Letter, dated May 29, 2002, between Chris Kilpatrick and the Registrant

10.7**#	Offer Letter, dated February 15, 1996, between Yongsam Lee and the Registrant

10.8**#	Offer Letter, dated March 30, 2007, between Anand Sampath and the Registrant

10.9**#	Offer Letter, dated June 9, 2006, between Mark P. de Raad and the Registrant

10.10**+	Manufacturing and Purchase Agreement, dated August 19, 2005

10.11+	Shelter Labor Services Agreement, dated December 27, 2000, between Industrial Vallera de Mexicali, S.A. de C.V. and the Registrant

10.12**+	Lease Agreement, effective as of February 1, 2001, between Industrias Asociadas Maquiladoras, S.A. de C.V., Industrial Vallera de Mexicali, S.A. de C.V., and the Registrant, as guarantor, as amended

10.13**+	Lease Agreement, dated April 14, 2003, between Industrias Asociadas Maquiladoras, S.A. de C.V., Industrial Vallera de Mexicali, S.A. de C.V. and the Registrant, as amended

10.14**+	Lease Agreement, dated December 26, 2006, between Industrias Asociadas Maquiladoras, S.A. de C.V., Industrial Vallera de Mexicali, S.A. de C.V. and the Registrant

10.15+	Purchase Agreement, dated July 26, 2001, between Jabil Circuit, Inc. and the Registrant

10.16**	Contribution and Assignment Agreement, dated January 1, 2005, between Masimo Americas, Inc. and the Registrant

10.17**	Sales and Distribution Agreement, dated January 1, 2005, between Masimo Americas, Inc. and the Registrant

10.18**	Occupancy Agreement, dated January 1, 2005, between Masimo Americas, Inc. and the Registrant

10.19**	Management Services Agreement, dated January 1, 2005, between Masimo Americas, Inc. and the Registrant

10.20**+	Sublease Agreement, dated January 31, 2004, between Multilayer Technology, Inc. and the Registrant

10.21**+	Standard Industrial/Commercial Multi-Tenant Lease-Net, dated February 8, 2006, between The Northwestern Mutual Life Insurance Company and the Registrant

10.22+	Pulse Oximetry & Related Products Capital Equipment Supplier Agreement, dated December 16, 2005, between Novation, LLC and the Registrant, as amended

10.23+	Group Purchasing Agreement—Capital Equipment, effective as of March 1, 2006, between Premier Purchasing Partners, L.P. and the Registrant, as amended

10.24+	Supply Agreement, dated February 22, 2002, between Wintek Electro-Optics Corporation and the Registrant

10.25+	Form of Equipment Purchase and Assignment of Proceeds, between the Registrant and Med One Capital Funding LLC

10.26**	Intercompany Agreement, dated January 1, 2006, by and between the Registrant and SPO2.com

10.27**	Intercompany Agreement, dated January 1, 2006, by and between the Registrant and Masimo Japan Corporation

10.28**	Intercompany Agreement, dated January 1, 2006, by and between the Registrant and Masimo Canada ULC

10.29**	Intercompany Agreement, dated January 1, 2006, by and between the Registrant and Masimo Europe Limited

10.30**	Settlement Agreement and Release of Claims, dated January 17, 2006, between Masimo Laboratories, Inc., Nellcor Puritan Bennett, Inc., Mallinckrodt, Inc., Tyco Healthcare Group LP, Tyco International Ltd., Tyco International (US) Inc. and the Registrant

10.31**#	Third Amended and Restated 1996 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan of the Registrant, as amended, and forms of agreements related thereto

10.32**#	2004 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan of the Registrant, as amended, and forms of agreements related thereto

10.33**#†	2007 Stock Incentive Plan of the Registrant, and forms of agreements related thereto

10.34+†	Amended and Restated Cross-Licensing Agreement, effective January 1, 2007, between Masimo Laboratories, Inc. and the Registrant

10.35**†	Services Agreement, effective January 1, 2007, between Masimo Laboratories, Inc. and the Registrant

10.36**	ADSP-2136X Sharc ROM Agreement, dated July 19, 2004, between Analog Devices Inc. and the Registrant

10.37*#	Bonus Award Plan

10.38**#	Form of Promissory Note entered into between the Registrant and certain of its officers and directors

10.39**#	Form of Stock Pledge Agreement entered into between the Registrant and certain of its officers and directors

16.1**	Letter from PricewaterhouseCoopers LLP

21.1**	List of Registrant’s subsidiaries

23.1**	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Paul, Hastings, Janofsky & Walker LLP (included in their opinion filed as Exhibit 5.1)

23.3**	Consent of Frost & Sullivan

24.1**	Power of Attorney (see page II-7 to the Registration Statement on Form S-1 (File No. 333-142171) filed with the SEC on April 17, 2007)

*	To be filed by amendment.
**	Previously filed.
#	Indicates management contract or compensatory plan.
+	Confidential treatment has been requested with respect to certain provisions of this agreement. Omitted portions have been filed separately with the SEC.
†	Subject to the approval of the Registrant’s stockholders.